Deal Highlights


Banksy
(b. 1974)
View All (3)

Sec.gov

Initial Offering	$1,454,000
Painting	Happy Chopper (2002)
Dimensions	19 x 23
Progress	98%

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Artist Overview

94% Frequency of Appreciation

When a work by Banksy is bought and resold at auction, it has appreciated in value 94% of the time.

1. Banksy	**94%**
2. Claude Monet	93%
3. Keith Haring	90%
4. Picasso	87%
5. Jeff Koons	67%

32% IRR

In 2020, Masterworks sold a Banksy painting that delivered 32% annualized net returns after 378 days held.

Offering Size	$1,039,000
Sold For	$1,500,000
Days Held	378
Profit from $10K Investment	$3,300 after all fees

Record Price Growth

55%

Banksy's market has seen significant growth in recent years, with a 55% Annual Record Price Growth Rate based on data from 2003 to 2025.


$30m
$20m
$10m
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Offering Details

Value Offering

~12%

This work is available at a ~12% discount to its internally appraised fair market value. Valued at $1.65M in Jan 2026 by our appraisals team, available for just $1.45M now.

Fair Market Value

$1,650,000

Offering Price | Discount

$1,454,000 | $196,000

Investment Thesis

Important Disclosure

Discounted Work: This work is available at a ~12% discount to its internally appraised FMV. Valued at $1.65M in Jan 2026 by our appraisals team.

Unique Series: Banksy's "vandalized" oil paintings are one of his most famous series, and feature provocative phrases painted over ready made artworks the artist sources from flea markets. A different iteration appeared in the artist's 2006 Los Angeles exhibition Barely Legal, and another was owned by Robin Williams.

High History of Appreciation: Banksy works have gone up in value 94% of the time when resold at auction (across 32 sales from '07-'25).

Previous Exit: Our last Banksy exit delivered 32% annualized net returns (held 392 days). Past performance not indicative of future returns.*

Record Growth: Banksy's record price growth was 56% from November 2003 to June 2025.

High Demand on Platform: Banksy has currently seen more offerings sell out in under 24 hours than any other artist on Masterworks.

Attractive Auction Volume: Banksy has sold $208M at auction from 2020 to 2024.